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                                                                    EXHIBIT 10.4

                              SETTLEMENT AGREEMENT

                  This SETTLEMENT AGREEMENT (the "Agreement"), dated January 23, 2001 (the "Effective Date"), is made by and among SportSoft Golf, Inc. ("SportSoft"), Sites to Behold, Ltd. ("Sites") and Visual Data Corporation ("VDAT").

                                    RECITALS

                  WHEREAS, on or about February 21, 1999, Sites registered the domain name "golfsociety.com" (the "Domain Name") and is currently the registered owner of the Domain Name on behalf of Kieran Keating and Gerry Crossan;

                  WHEREAS, SportSoft is the record owner of the trademark "Golf Society of the U.S." which is registered with the U.S. Patent and Trademark Office under Registration No. 2131470;

                  WHEREAS, in or about September 2000, SportSoft filed a lawsuit in the United States District Court for the Eastern District of Virginia entitled SPORTSOFT GOLF, INC. V. SITES TO BEHOLD, LTD., Civil Action No. 00-1179-A (the "Action"), alleging trademark infringement and violation of the anticybersquatting provisions of the federal trademark statute relating to Sites' registration and use of the Domain Name;

                  WHEREAS, the Action remains pending and continues to impose a legal expense burden on both parties;

                  WHEREAS, SportSoft has entered into an agreement and plan of merger (the "Merger") with Visual Data Corporation ("VDAT"), dated as of December 1, 2000, pursuant to which SportSoft will merge with a wholly owned subsidiary of VDAT;

                  WHEREAS, the ownership and use of the Domain Name by SportSoft and VDAT as soon as possible in their combined business is regarded by SportSoft and VDAT as an important business objective; and

                  WHEREAS, the parties are desirous of amicably settling their differences in order to terminate any further expenditure of time, money and resources in the Action upon the terms



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and conditions more particularly set forth below;

                                    AGREEMENT

                NOW THEREFORE, for and in consideration of the promises and of the mutual representations, covenants and agreements hereinafter set forth, each party binding itself and its successors and assigns do mutually promise, covenant and agree as follows:

                1. As soon as practicable following the Effective Date, VDAT will issue a total of 20,000 shares (the "VDAT Stock") of the common stock of Visual Data Corporation (NASDAQ symbol: VDAT) to Kieran Keating ("Keating") and Gerry Crossan ("Crossan") (10,000 shares to Keating and 10,000 shares to Crossan).

                2. VDAT will file a registration statement by February 15, 2001 to register the VDAT Stock and use its best efforts to cause such registration statement to go effective as soon as possible thereafter.

                3. By January 26, 2001, Sites will transfer the Domain Name to Arent Fox Kintner Plotkin & Kahn, PLLC ("Escrow Agent") to hold as escrow agent during the period (the "Escrow Period") from the date of such transfer until Escrow Agent is instructed to transfer the Domain Name to SportSoft or Sites in accordance with the provisions set forth below. During the Escrow Period, the Escrow Agent shall name as "Technical Contact" for the Domain Name an individual designated by SportSoft and as "Administrative Contact" a person designated by Escrow Agent. The Escrow Agent will not change the "Technical Contact" to a person other than as designated by SportSoft during the Escrow Period. During the Escrow Period, the Escrow Agent and Sites shall provide their reasonable cooperation to the Technical Contact in the event necessary to assure that the Internet traffic coming to the Domain Name can be routed directly through SportSoft's servers.



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      4.        On July 23, 2001 (the "Determination Date"), the value of the
VDAT Stock (the "VDAT Stock Value") shall be determined based on taking the average daily closing price of VDAT common stock (the "VDAT Stock Price") on the NASDAQ National Market System or NASDAQ Small Cap Market as reported in the Wall Street Journal or comparable financial publication for the ten (10) trading days preceding the Determination Date. In the event the VDAT Stock Value is $60,000 or more, Keating and Crossan will receive no more stock or cash. If the VDAT Stock Value is less than $60,000, then VDAT will issue to Keating and Crossing in equal fifty (50%) percent shares either VDAT common stock or cash, at VDAT's option, for the shortfall below $60,000 (the "Shortfall"). SportSoft will provide written notice (facsimile or e-mail transmission will be acceptable) of its allocation of the Shortfall between cash and stock within three (3) days following the Determination Date. The stock will be issued or cash, as the case may be, will be issued to Keating and Crossan in equal fifty (50%) percent shares within ten (10) days following the Determination Date. If VDAT common stock is issued for all or any part of the Shortfall, the amount of stock will be determined using the VDAT Stock Price.. By way of example, but not to be deemed a limitation, if the VDAT Stock Price is $3.00, then the VDAT Stock Value would be $60,000 and no more stock or cash would be due. If the VDAT Stock Price is $2.00, then the VDAT Stock Value would be $40,000 and VDAT would have to provide either stock or cash, at VDAT's option, worth $20,000. VDAT will file a registration statement as soon as practicable following the Determination Date to register any additional stock issued in connection with the Shortfall. In the event the value of such additional stock has declined between the Determination Date and the date the registration statement for such additional stock becomes effective, SportSoft or VDAT will pay Keating and Crossan (in equal fifty (50%) shares) in cash a sum equal to the decline in such value within ten (10) days following the date the registration statement goes effective. If such registration statement is not effective by October 31, 2001, then SportSoft or VDAT will cancel the stock issuance and pay Keating and Crossan (in equal fifty (50%) shares) the entire Shortfall in cash by November 10, 2001.



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      5. In the event that (a) the average daily trading volume of the common stock of VDAT during the period from the Effective Date through the Determination Date is less than 50,000 shares, (b) the VDAT Stock Price is less than $1.00, or (c) VDAT's common stock has been de-listed and is no longer traded on NASDAQ as of the Determination Date, then any Shortfall will be paid in cash within ten (10) days following the Determination Date.

      6. Any additional common stock issued hereunder by VDAT to satisfy the Shortfall shall be registered stock and in the event that insufficient registered shares are available to fund the Shortfall as of the Determination Date, VDAT shall cause a registration statement to be filed as soon as practicable after the Determination Date to register sufficient shares to satisfy the Shortfall.

         7. Within fifteen (15) days following the Determination Date, SportSoft and Sites will notify the Escrow Agent whether or not SportSoft and VDAT have performed all of their obligations hereunder. Upon notification from both parties (with copies to each other) that SportSoft and VDAT have performed all their obligations, the Escrow Agent shall transfer all right, title and ownership in the Domain Name to SportSoft and take such steps that are reasonably necessary to assure that SportSoft becomes the registered owner of the Domain Name and that all contacts, "Technical," "Administrative" and otherwise, required by the appropriate body responsible at that time for maintaining domain name registrations are contacts designated by SportSoft. If SportSoft and VDAT fail to perform all of their obligations within 15 days of the Determination Date, and this fact is not disputed by SportSoft or VDAT, then upon Sites' notice to the Escrow Agent with a copy to SportSoft and VDAT of the failure of performance by SportSoft and VDAT, and SportSoft's and VDAT's failure to dispute the notice within five (5) business days following receipt of such notice from Sites, the Escrow Agent shall transfer all right, title and ownership in the Domain Name back to Sites. If there is a dispute as to whether SportSoft and VDAT have performed their obligations hereunder, then the parties




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shall submit such dispute to arbitration before the American Arbitration
Association in New York City under its Commercial Arbitration Rules before a panel of three (3) arbitrators selected in accordance with such Commercial Arbitration Rules. The award in such arbitration shall be final and binding on both parties. The Escrow Agent shall promptly transfer the Domain Name to the party designated as the proper owner thereof in the final arbitration award in accordance with the directions given in the arbitration award.

         8. The Escrow Agent shall be compensated $300.00 for its services in connection with serving as the registered owner of the Domain Name and "Administrative Contact" during the Escrow Period. SportSoft shall pay any fee to Network Solutions necessary to accomplish the transfer of the Domain Name to the Escrow Agent and in turn to transfer the Domain Name to SportSoft following the Determination Date. The $300.00 fee to the Escrow Agent shall not include any services that might be necessary by the Escrow Agent in the event that at dispute arises between the parties requiring the commitment of additional time by the Escrow Agent. Before Escrow Agent invests any time beyond that which would be covered by the $300.00 fee, it shall notify both parties and receive their approval for such further expense.

         9. Upon the execution of this Agreement, SportSoft and Sites shall cause their counsel to sign and file a stipulation of dismissal with prejudice in the Action. Thereafter, any claims between SportSoft and Sites relating to the Domain Name shall exclusively arise out of this Agreement.



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         10. SportSoft, Sites and VDAT are entering into this Agreement solely to compromise and settle disputed claims and matters. This Agreement and the actions taken pursuant hereto do not constitute an acknowledgment or admission of liability on the part of any party.

         11. SportSoft, Sites and VDAT have thoroughly discussed all aspects of this Agreement with their respective attorneys and have chosen to voluntarily enter into this Agreement.

         12. This Agreement sets forth the parties' entire understanding and agreement, and this Agreement supersedes any and all prior promises, agreements, representations, understandings or arrangements between these parties, whether oral or written, pertaining to the subject matter hereof, unless otherwise provided herein. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its internal conflict of laws principles.

         13. This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which together will constitute on and the same instrument. Facsimile signatures shall be deemed originals for purposes of execution of the Agreement.

SPORTSOFT GOLF, INC.                  SITES TO BEHOLD, LTD.

By:                                   By:
   ----------------------                ----------------------------------
Name:                                 Name:
Title:                                Title:


VISUAL DATA CORPORATION               ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                                      (as to escrow provisions only)

By:                                   By:
   ----------------------                ----------------------------------
Name:                                 Name:
Title:                                Title:





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